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                                                                     Exhibit 1.1


                        FORM OF EXCHANGE AGENT AGREEMENT

                                       ___________, 2000

                            EXCHANGE AGENT AGREEMENT

The Bank of New York
Reorganization Administration
101 Barclay Street
Floor 12 West
New York, New York 10286

Ladies and Gentlemen:

         Nuevo Grupo Iusacell, S.A. de C.V. (the "Company") proposes to make an offer (the "Exchange Offer") to exchange American Depositary Shares representing Series D and Series L Shares of Grupo Iusacell, S.A. de C.V. (the "Old Securities") for American Depositary Shares representing the Company's Series V Shares (the "New Securities"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated ___________, 2000 (the "Prospectus"), proposed to be distributed to all record holders of the Old Securities. The Old Securities and the New Securities are collectively referred to herein as the "Securities".

         The Company hereby appoints The Bank of New York to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" or "your" shall refer to The Bank of New York.

         The Exchange Offer is expected to be commenced by the Company on or about ___________, 2000. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Old Securities to accept the Exchange Offer, and contains instructions with respect to the delivery of certificates for Old Securities tendered.

         The Exchange Offer shall expire at [6:00 P.M.], New York City time, on ___________, 2000 or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right, in its sole discretion, to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to you before [9:00 A.M.], New York City time, on the business day following the previously scheduled Expiration Date.
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         The Company expressly reserves the right, in its sole discretion, to amend or terminate the Exchange Offer, and not to accept for exchange any Old Securities. The Company will give oral (confirmed in writing) or written notice of any amendment, termination or non-acceptance to you as promptly as practicable.

         In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

         1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

         2. You will establish an account with respect to the Old Securities at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Securities by causing the Book-Entry Transfer Facility to transfer such Old Securities into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

         3. You are to examine each of the Letters of Transmittal and certificates for Old Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Old Securities to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Old Securities have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Securities are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

         4. With the approval of the President, Senior Vice President, Executive Vice President, or any Vice President of the Company (such approval, if given orally, to be confirmed in writing) or any other party designated by such an officer in writing, you are authorized to waive any irregularities in connection with any tender of Old Securities pursuant to the Exchange Offer.

         5. Tenders of Old Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer - How to Tender" and "Exchange Offer Procedures," and Old Securities shall be


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considered properly tendered to you only when tendered in accordance with the procedures set forth therein. As set forth in the Prospectus, each holder of Old Securities is entitled only to tender all of its Old Securities or none of its Old Securities.

         Notwithstanding the provisions of this paragraph 5, Old Securities which the President, Senior Vice President, Executive Vice President, or any Vice President of the Company shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

         6. You shall advise the Company with respect to any Old Securities received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Securities.

         7. You shall accept tenders:

            (a) in cases where the Old Securities are registered in one name only if signed by the named holder;

            (b) in cases where the Old Securities are registered in two or more names only if signed by all named holders;

            (c) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

            (d) from persons other than the registered holder of Old Securities provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

         You shall not accept partial tenders of Old Securities.

         8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Securities properly tendered and you, on behalf of the Company, will exchange such Old Securities for New Securities (which you shall receive from The Bank of New York's ADR Administration department) and cause such Old Securities to be cancelled. Delivery of New Securities will be made on behalf of the Company by you at the rate of one New Security for each Old Security tendered after notice (such notice if given orally, to be confirmed in writing) of acceptance of said Old Securities by the Company; provided, however, that in all cases, Old Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or


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facsimile thereof) with any required signature guarantees and any other required documents.

         9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus under "The Exchange Offer - Withdrawal Rights" and the Letter of Transmittal, Old Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

         10. The Company shall not be required to accept any Old Securities tendered for exchange if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to accept any Old Securities tendered shall be given (and confirmed in writing) by the Company to you.

         11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Securities (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

         12. All certificates for reissued Old Securities, unaccepted Old Securities or for New Securities shall be forwarded by (a) first-class certified mail, return receipt requested under a blanket surety bond protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured separately for the replacement value of each of such certificates.

         13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

         14. As Exchange Agent hereunder you:

            (a) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing by you and the Company;

            (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Securities represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;


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            (c) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

            (d) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

            (e) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

            (f) may rely on and will be entitled to treat as genuine, and as the document it purports to be, any letter or other document furnished to you by an authorized officer of the Company written or oral instructions from any officer of the Company;

            (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel;

            (h) shall not advise any person tendering Old Securities pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Securities; and

            (i) confirm that you have waived any and all fees and expenses arising in connection with this Exchange Agent Agreement.

         15. You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus and Letter of Transmittal (as defined in the Prospectus) or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention:
General Counsel.


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         16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to the General Counsel of the Company and such other person or persons as it may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the number of Old Securities which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to the Company or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Securities tendered, the aggregate principal amount of Old Securities accepted and deliver said list to the Company.

         17. Letters of Transmittal shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company.

         18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

         19. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

         20. The Company agrees to indemnify you, your directors, officers, employees, agents and affiliates against and hold each of you harmless from any loss, liability, cost or expense (including, but not limited to, the reasonable and documented fees and expenses of counsel) which may arise out of acts performed or omitted, in


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accordance with the provisions of this Exchange Agent Agreement, as it may be amended, modified or supplemented from time to time (i) by you, your directors, officers, employees, agents and affiliates, except for any liability or expense arising out of your gross negligence or willful misconduct, or the gross negligence or willful misconduct of any of your directors, officers, employees, agents or affiliates (ii) by the Company or any of its directors, officers, employees, agents and affiliates.

         21. You agree to indemnify the Company, its directors, officers, employees, agents and affiliates and hold each of them harmless from any liability or expense which may arise out of acts performed or omitted by you, your directors, officers, employees, agents and affiliates arising out of your gross negligence or willful misconduct, or the gross negligence or willful misconduct of any of your directors, officers, employees, agents or affiliates.

         22. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Securities, your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Old Securities; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

         23. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

         24. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         25. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         26. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.


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         27. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

         If to the Company:

         Nuevo Grupo Iusacell, S.A. de C.V.
         Paseo de la Reforma 1236, PH
         Santa Fe, 05348
         Mexico, D.F.

         Facsimile:  525-109-5925
         Attention:  General Counsel

         If to the Exchange Agent:

         The Bank of New York
         101 Barclay Street
         Floor 12 West
         New York, New York  10286

         Facsimile:  (212) 815-6411
         Attention:  Kelly Gallagher

         28. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 20, 22 and 23 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Securities, funds or property then held by you as Exchange Agent under this Agreement.

         29. This Agreement shall be binding and effective as of the date hereof.


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         Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                        NUEVO GRUPO IUSACELL, S.A.
                                        de C.V.


                                        By: ____________________________________
                                            Name:  Ruben G. Perlmutter
                                            Title: Vice President, Mergers
                                                   and Acquisitions, and
                                                   General Counsel

                                        By: ____________________________________
                                            Name:
                                            Title:


         Accepted as the date first above written:

         THE BANK OF NEW YORK,
         as Exchange Agent

         By:_____________________
            Name: Stephen M. Gilbert
            Title:   Assistant Vice President


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